Exhibit 4(i)
24AR-747

The Lincoln National Life Insurance Company
INDEXED ACCOUNTS RIDER

PERFORMANCE CAP ANNUAL LOCKS INDEXED ACCOUNTS WITH PROTECTION LEVEL

[Rider Date: [December 20, 2024]]

This Rider establishes a point-to-point Performance Cap indexed crediting strategy with Annual Locks and Protection Level for the Contract to which it is added. The provisions of this Rider are effective when a new Segment is established upon an initial allocation to or when a reallocation is made to a Performance Cap Annual Locks Indexed Account with Protection Level.

This Rider is made a part of the entire Contract to which it is attached and is effective on [the Rider Date shown above.] Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control.

If another Indexed Accounts Rider is attached to the Contract, the provisions of that Indexed Accounts Rider shall govern the rules of the Segments established upon an allocation to or when a reallocation is made to an Indexed Account available under that Rider.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS

All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract, including other riders, endorsements, or amendments.

Performance Cap is the maximum percentage We will use to determine the Performance Rate when the Percentage Change in the Index Value on each Indexed Anniversary Date including the End Date, is positive. The Performance Cap used during the Term is declared prior to the Start Date of each Segment and it may differ from the Performance Caps used for other Segments.

Performance Cap Annual Locks Indexed Account with Protection Level is an account that We establish, subject to the terms of this Rider. Each Performance Cap Annual Locks Indexed Account with Protection Level is established with an associated Index, Protection Level and a Term.

Protection Level, for the purposes of this Rider, is the maximum percentage of loss that will be excluded when determining the Performance Rate on each Indexed Anniversary Date including the End Date, if the Percentage Change in the Index Value on each Indexed Anniversary Date including the End Date is negative. The Protection Level is expressed as a positive percentage.

Segment(s) is a specific Indexed Account option established for the Owner under the Contract. A new Segment of a Performance Cap Annual Locks Indexed Account with Protection Level is established upon an initial allocation or when a reallocation is made to that Performance Cap Annual Locks Indexed Account with Protection Level. Each Segment in a particular Performance Cap Annual Locks Indexed Account with Protection Level has a specific Start Date, End Date, Crediting Base, Performance Cap and Performance Rates.

INTERIM VALUE

The Interim Value is the value that We establish for each Segment of a Performance Cap Annual Locks Indexed Account with Protection Level on any Valuation Date following the Start Date and prior to the End Date of the Segment.

The Interim Value of a Segment is equal to the sum of (1) and (2), where:
(1)	is the value of the Fixed Income Asset Proxy of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment:

During the first [6] Contract Years as:  C x [ 1 / (1 + F)D x (1 + F)E / (1 + G)E ]; and

After the first [6] Contract Years as:  C x [ 1 / (1 + F)D x (1 + F)D / (1 + G)D]

where:

C
is the initial Crediting Base of the Segment that has been proportionately adjusted for any Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges that have occurred during the Term prior to the Valuation Date of the calculation.

D
is the total calendar days remaining in the Term divided by the average number of days per Contract Year of the Term. The average number of days per Contract Year is total calendar days in the Term divided by total Contract Years in the Term.

E
is the total calendar days remaining in the initial [6] Contract Years divided by the average number of days per Contract Year of the initial [6] Contract Years. The average number of days per Contract Year is the total calendar days in the initial [6] Contract Years divided by [6].

F	is the Discount Rate that applies to the Segment on the Start Date of the Segment.

G	is the Discount Rate that applies to the Segment on the Valuation Date.

(2)	is the market value of the Derivative Asset Proxy, determined solely by Us, on the Valuation Date of the calculation.

The Fixed Income Asset Proxy is a hypothetical fixed income asset with a value that is consistent with the market value of hypothetical assets supporting the Segment.

The Derivative Asset Proxy is determined assuming a package of derivative assets and/or other financial instruments, determined solely by Us, that replicates the Performance Rate on the End Date of the Segment. The value of the package of derivative assets and/or other financial instruments is determined on any Valuation Date that the Interim Value is calculated for a Segment.

The Discount Rate will apply on a uniform basis for a class of Owners in the same Segment and will be administered in a uniform and non-discriminatory manner. The method for determining the Discount Rate is available upon request by calling Us.

SEGMENT VALUE

SEGMENT ENDING VALUE. The Segment Ending Value of a Segment of a Performance Cap Annual Locks Indexed Account with Protection Level is the amount equal to the Crediting Base after the calculation of the adjustment to the Crediting Base on the End Date.

On each Indexed Anniversary Date including the End Date, the Crediting Base is adjusted to equal the sum of (A) and ((A) multiplied by (B)), where:
A	is the Crediting Base immediately prior to an Indexed Anniversary Date adjustment; and
B	is the Performance Rate on that Indexed Anniversary Date including the End Date.

CREDITING BASE DURING THE TERM. The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or reallocated to the Segment.

Thereafter, at the end of each Valuation Date during the Term, the Crediting Base is adjusted by:
(a)	the Performance Rate on each Indexed Anniversary Date; and
(b)
proportionately by the amount that a Withdrawal, which includes any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges, adjusted the Segment’s Interim Value immediately prior to the Withdrawal.

DETERMINING THE PERFORMANCE RATE ON EACH INDEXED ANNIVERSARY DATE, INCLUDING THE END DATE. The Performance Rate on each Indexed Anniversary Date including the End Date is the specific Percentage Change in the Index Value on those Indexed Anniversary Dates, adjusted by the Protection Level and subject to the Performance Cap.

The Percentage Change in the Index Value on each Indexed Anniversary Date including the End Date equals the percentage increase or decrease in the Index Value calculated by (A) divided by (B), where:
A	is the Index Value on each Indexed Anniversary Date including the End Date, minus the Index Value as of the previous Indexed Anniversary Date (or the initial Start Date, as applicable); and
B	is the Index Value as of the previous Indexed Anniversary Date (or the initial Start Date, as applicable).

The Performance Rate on each Indexed Anniversary Date including the End Date, when the Percentage Change in the Index Value on those Indexed Anniversary Dates is:
(a)	zero, is equal to zero.
(b)	positive and equal to or greater than the Performance Cap, is equal to the Performance Cap.
(c)	positive and less than the Performance Cap, is equal to the Percentage Change in the Index Value.
(d)	negative and the absolute value is less than or equal to the Protection Level, is equal to zero.
(e)	negative and the absolute value is greater than the Protection Level, is equal to the sum of the Percentage Change in the Index Value and the Protection Level.
(f)	negative and the Segment has a 100% Protection Level, is equal to zero for such Segments.

Absolute value means the magnitude of the number without regard to its mathematical sign. Examples of absolute values are the absolute value of −10 is 10 or the absolute value of 4 is 4.

RIDER CHARGE

There is no charge for this Rider.

TERMINATION OF THIS RIDER

This Rider will terminate on the earliest of the following event to occur:
(a)	the Annuity Commencement Date; or
(b)	the date the Contract to which this Rider is attached terminates.